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                                                                    EXHIBIT 12.1

                        EYE CARE CENTER OF AMERICA, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES


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                                                               YEAR ENDED
                       -------------------------------------------------------------------------------
                                                                                           Pro Forma
                       December 31,  December 31,  December 30,  December 28,  January 3,  January 3,
                           1993         1994          1995          1996          1998       1998
                       -------------------------------------------------------------------------------
                                                                    (Dollars in thousands)

Net earning (loss)     ($2,111)     ($15,615)     ($9,119)      $ 1,418       $ 5,215    $   583
Add: Income tax
 Provision               2,291            --           --           188           335         --
                       -----------------------------------------------------------------------------
                           180       (15,615)      (9,119)        1,606         5,550        583
                       -----------------------------------------------------------------------------
Fixed Charges
  Interest expense,
   net                   3,106         9,271        9,046        10,341        14,380     24,067
  Interest factor
   portion of rent
   expense               4,296         3,738        4,011         4,368         6,254      6,254
                        ----------------------------------------------------------------------------
      Total fixed
       charges           7,402        13,009       13,057        14,709        20,634     30,321
                       -----------------------------------------------------------------------------
Earnings (loss) before
  income taxes and
  fixed charges         $7,582      ($ 2,606)     $ 3,938       $16,315       $26,184    $30,904
                       -----------------------------------------------------------------------------

Ratio of earnings to
  fixed charges            1.0         (a)            0.3           1.1           1.3        1.0





                        Thirty-Nine    Thirty-Nine     Thirty-Nine
                          Weeks          Weeks            Weeks
                          Ended          Ended            Ended
                       -------------------------------------------
                         Pro Forma
                        October 3,    September 27,    October 3,
                           1998           1997           1998
                       ------------------------------------------
                                 (Dollars in thousands)

Net earning (loss)      $  (931)       $ 4,467           $3,448
Add: Income tax
 Provision                   --            259               18
                       -----------------------------------------
                           (931)         4,726            3,466
                       -----------------------------------------

Fixed Charges
  Interest expense,
   net                   17,883          9,908           13,501
  Interest factor
   portion of rent
   expense                5,028          4,787            5,123
                       -----------------------------------------
      Total fixed
       charges           22,911         14,695           18,624
                        ----------------------------------------
Earnings (loss) before
  income taxes and
  fixed charges         $21,980        $19,421          $22,090                                                           ---
                        ----------------------------------------

Ratio of earnings to
  fixed charges             1.0            1.3              1.2

(a) Earnings were insufficient to cover fixed charges by $15,615 for the fiscal ended December 31, 1994.

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